VSE CORPORATION
            2550 Huntington Avenue, Alexandria, Virginia 22303-1499
                  Telephone (703) 960-4600 Fax (703) 960-2688



Nasdaq Symbol:  VSEC      VSE Contact:  T. J. Corridon (CFO) 703/329-4669
                          CMstat Contact:  J. S. Daley (President) 619/597-7502


                      "VSE SELLS  CMSTAT AND RETURNS
                          FOCUS TO CORE BUSINESS"


     Alexandria, Virginia, May 26, 1999 - VSE Corporation ("VSE") sold its software products and services business segment, which consists of the operations of CMstat Corporation ("CMstat"), to a company wholly owned by CMstat's CEO, John S. Daley. CMstat was acquired by VSE in 1995.

     Don Ervine, VSE's Chairman and Chief Executive Officer, said, "We have learned VSE is not structured to provide the necessary investments of time and capital to this segment. We will now return our attention to our core business of engineering, logistics, management, and technical services that has achieved record revenues and earnings over the last two years."

     Ervine also said, "After owning CMstat for four years, we have determined that both VSE and CMstat will work better as independent companies. CMstat is a high technology commercial software products and services company designed to provide configuration and change management solutions to customers as diverse as GTE and the U.S. Postal Service. While there is a requirement for CMstat's products and services in both government and commercial applications, it is important that CMstat be allowed to operate as a commercial organization, with access to commercial venture capital. VSE expects to continue its relationship with CMstat as a value-added reseller ("VAR") of CMstat software solution products and services.

     Jack Daley, CMstat's Chief Executive Officer, said, "CMstat's web-enabled products play a key role in providing configuration and change management solutions to customers, both in a stand-alone mode and as integrated with other leading industry product data management systems. We are excited about operating as an independent company, and we expect to continue to develop and expand our products and services in 1999 and beyond.

     CMstat revenues and operating loss for the three month period ended March 31, 1999, were $684,000 and $216,000, respectively. For the twelve month period ended December 31, 1998, CMstat revenues and operating loss were $3,042,000 and $2,263,000, respectively.

     VSE's on going operations showed revenues and operating income for the three month period ended March 31, 1999, of $40,233,000 and $578,000 respectively. For the twelve month period ended December 31, 1998, the revenues and operating income were $177,191,000 and $4,949,000, respectively.

     VSE provides diversified services and products to the engineering, energy, environment, health care, information technology, and defense services markets. VSE's principal customers are agencies of the U. S. government and other prime contractors. The company has about 1,300 employees providing services and products from more than 20 locations across the United States and around the world.
___________________

"CMstat"  is a service and trademark of CMstat Corporation.

This news release contains statements which, to the extent they are not recitations of historical fact, constitute forward looking statements under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause VSE's actual results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

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